Exhibit 23.1

                           CONSENT OF ERNST & YOUNG LLP

             We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Mallinckrodt Group Inc. for the registration of $250,000,000 of its Debt Securities and to the incorporation by reference therein of our report dated August 9, 1994, with respect to the consolidated financial statements and schedules of Mallinckrodt Group Inc. in its Annual Report on Form 10-K for the year ended June 30, 1994 filed with the Securities and Exchange Commission.


                            Ernst & Young LLP

   St. Louis, Missouri
   February 22, 1995